Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Plan Administrator of the

Boston Private Financial Holdings, Inc. 401(k) Profit Sharing Plan:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-116511) of Boston Private Financial Holdings, Inc. of our report dated July 12, 2006, with respect to the statements of net assets available for benefits of Boston Private Financial Holdings, Inc. 401(k) Profit Sharing Plan as of December 31, 2005 and 2004, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of assets (held at end of year) as of December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 11-K of Boston Private Financial Holdings, Inc. 401(k) Profit Sharing Plan.

KPMG LLP

Boston, MA

July 12, 2006